Addendum No. 1

to Pricing Supplements listed in the table beginning on page A-1, to any Underlying Supplement dated April 19, 2018,

Underlying Supplement dated October 2, 2018,

Product Supplement I-A dated June 30, 2017,

Product Supplement I-B dated June 30, 2017,

Product Supplement I-C dated June 30, 2017 and

Product Supplement I-G dated October 4, 2017,

to Prospectus Supplement dated June 30, 2017 and

Prospectus dated June 30, 2017

Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 March 23, 2020

The securities are senior unsecured obligations of Credit Suisse AG, acting through its London branch.

The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” in the relevant pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this addendum, any of the accompanying pricing supplements or the accompanying underlying supplements, the product supplements, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

You should read the relevant Pricing Supplements listed in the table beginning on page A-1 below and any relevant Underlying Supplement, Product Supplement and Prospectus Supplement, which describe the specific terms of the offered securities, together with the Prospectus.

This Addendum No. 1 to the Pricing Supplements listed in the table beginning on page A-1 amends, restates and supersedes Credit Suisse’s estimated value of each $1,000 principal amount of the securities on the Trade Date set forth in the Pricing Supplements. None of the other terms of the securities are affected by this Addendum No. 1.

Credit Suisse

March 23, 2020

Credit Suisse’s estimated value of each $1,000 principal amount of the securities on the Trade Date for the respective securities is listed in the corresponding cell under the column titled “New Estimated Value Range”.

Pricing Supplement (Title of Securities)	Date of Pricing Supplement	Tranche	CUSIP	New Estimated Value Range
Contingent Coupon Autocallable Yield Notes due March 31, 2022	March 3, 2020	U4747	22551NUF1	$900 to $950
Autocallable Securities due March 31, 2025	March 3, 2020	T1798	22551NUD6	$900 to $950
Autocallable Securities due April 3, 2025	March 3, 2020	T1799	22551NUE4	$900 to $950
Contingent Coupon Autocallable Yield Notes due April 4, 2022	March 5, 2020	U4748	22551NUG9	$900 to $950

A-1

Credit Suisse